MACOM Reports Fiscal Third Quarter 2019 Financial Results

LOWELL, MA, August 1, 2019 - MACOM Technology Solutions Holdings, Inc. ("MACOM" or the "Company") (NASDAQ: MTSI), a leading supplier of semiconductor products, today announced its financial results for its fiscal third quarter ended June 28, 2019.
Third Quarter Fiscal Year 2019 GAAP Results
•Revenue was $108.3 million, a decrease of 21.4% compared to $137.9 million in the previous year fiscal third quarter and a decrease of 15.7% compared to $128.5 million in the prior fiscal quarter;
•Gross profit was $33.8 million, a decrease of 29.8% compared to $48.2 million in the previous year fiscal third quarter and a decrease of 41.0% compared to $57.3 million in the prior fiscal quarter;
•Gross margin was 31.2%, compared to 34.9% in the previous year fiscal third quarter and 44.6% in the prior fiscal quarter;
•Operating loss was $323.8 million, inclusive of $264.1 million of impairment charges, compared to a loss of $42.6 million in the previous year fiscal third quarter and a loss of $30.2 million in the prior fiscal quarter; and
•Net loss from continuing operations was $324.7 million, or $4.95 loss per diluted share, compared to net loss of $85.2 million, or $1.31 loss per diluted share, in the previous year fiscal third quarter and net loss of $46.2 million, or $0.71 loss per diluted share, in the prior fiscal quarter.
Third Quarter Fiscal Year 2019 Adjusted Non-GAAP Results
•Adjusted revenue was $108.3 million, a decrease of 25.3% compared to $144.9 million in the previous year fiscal third quarter and a decrease of 10.9% compared to $121.5 million in the prior fiscal quarter;
•Adjusted gross margin was 39.4%, compared to 56.0% in the previous year fiscal third quarter and 48.7% in the prior fiscal quarter;
•Adjusted operating loss was $22.3 million, or 20.6% of revenue, compared to adjusted operating income of $16.5 million, or 11.4% of revenue, in the previous year fiscal third quarter and adjusted operating loss of $4.2 million, or 3.4% of revenue, in the prior fiscal quarter;
•Adjusted net loss was $27.7 million, or $0.42 loss per diluted share, compared to adjusted net income of $8.6 million, or $0.13 per diluted share, in the previous year fiscal third quarter and adjusted net loss of $11.6 million, or $0.18 per diluted share, in the prior fiscal quarter; and
•Adjusted EBITDA was negative $15.0 million, compared to $24.1 million for the previous year fiscal third quarter and $3.4 million for the prior fiscal quarter.
Management Commentary
"This was a pivotal quarter for MACOM," said Stephen G. Daly, President and Chief Executive Officer. "Our priority is to return the Company to profitability and to improve performance on key development projects so that we can achieve our growth objectives."
Business Outlook
For the fiscal fourth quarter ending September 27, 2019, MACOM expects revenue to be in the range of $108 million to $112 million. Adjusted gross margin is expected to be between 52% and 54%, and adjusted loss per share is expected to be between $(0.04) and $0.00 on an anticipated 66.5 million fully diluted shares outstanding.

Conference Call
MACOM will host a conference call on Thursday, August 1, 2019 at 5:00 p.m. Eastern Time to discuss its fiscal third quarter 2019 financial results and business outlook. Investors and analysts may join the conference call by dialing 1-877-837-3908 and providing the passcode 1260659.
International callers may join the teleconference by dialing +1-973-872-3000 and entering the same passcode at the prompt. A telephone replay of the call will be made available beginning two hours after the call and will remain available for five business days. The replay number is 1-855-859-2056 with a passcode of 1260659. International callers should dial +1-404-537-3406 and enter the same passcode at the prompt.
Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties in the Investors section of MACOM's website at http://www.macom.com. To listen to the live call, please go to the Investors section of MACOM's website and click on the conference call link at least fifteen minutes prior to the start of the conference call. For those unable to participate during the live broadcast, a replay will be available shortly after the call and will remain available for approximately 30 days.
About MACOM
MACOM designs and manufactures semiconductor products for Data Center, Telecommunication and Industrial and Defense applications. Headquartered in Lowell, Massachusetts, MACOM has design centers and sales offices throughout North America, Europe and Asia. MACOM is certified to the ISO9001 international quality standard and ISO14001 environmental management standard.
Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements based on MACOM management's beliefs and assumptions and on information currently available to our management. These forward-looking statements include, among others, statements about MACOM’s strategic plans and priorities, the estimated financial results for our fiscal fourth quarter and the stated business outlook and future results of operations.
These forward-looking statements reflect MACOM's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause those events or our actual activities or results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including those factors described in "Risk Factors" in MACOM's filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements speak only as of the date of this press release, and MACOM undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Discussion Regarding the Use of Historical and Forward-Looking Non-GAAP Financial Measures
In addition to GAAP reporting, MACOM provides investors with financial measures that have not been calculated in accordance with United States Generally Accepted Accounting Principles ("GAAP"), such as: non-GAAP revenue, non-GAAP gross profit and gross margin, non-GAAP income (loss) from operations and operating margin, non-GAAP operating expenses, non-GAAP net income, non-GAAP diluted earnings per share, non-GAAP income tax rate, adjusted EBITDA, non-GAAP interest expense and Free Cash Flow. From time to time in this release or elsewhere, we may alternatively refer to such non-GAAP measures as “adjusted” measures. This non-GAAP information excludes the effect, where applicable, of discontinued operations, deferred revenue, intangible amortization expense, share-based and non-cash compensation costs, impairment and restructuring charges, changes in common stock warrant liability, financing and litigation costs, acquisition and integration related costs, equity investment gains and losses, divested business losses, other costs and the tax effect of each adjustment.
Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-GAAP financial measures to: evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-GAAP financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. We believe this non-GAAP financial information provides additional insight into our ongoing performance and have therefore chosen to provide this information to investors for a more consistent basis of comparison and to help them evaluate the results of our ongoing operations and enable more meaningful period-to-period comparisons. These non-GAAP measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.
A reconciliation between GAAP and non-GAAP financial data is included in the supplemental financial data attached to this press release. We have not provided a reconciliation with respect to any forward-looking non-GAAP financial data presented because we do not have and cannot reliably estimate certain key inputs required to calculate the most comparable GAAP financial data, such as the future price per share of our common stock for purposes of calculating the value of our common stock warrant liability, future acquisition costs, the possibility and impact of any litigation costs, changes in our GAAP effective tax rate and impairment charges. We believe these unknown inputs are likely to have a significant impact on any estimate of the comparable GAAP financial data.
Investors are cautioned against placing undue reliance on these non-GAAP financial measures and are urged to review and consider carefully the adjustments made by management to the most directly comparable GAAP financial measures to arrive at these non-GAAP financial measures. Non-GAAP financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-GAAP financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-GAAP financial measures in different ways because non-GAAP measures are not based on any comprehensive set of accounting rules or principles.
Additional information and management’s assessment regarding why certain items are excluded from our non-GAAP measures are summarized below:
Deferred Revenue - includes deferred revenue invoiced during the third fiscal quarter of 2018 which was associated with our Data Center solutions business model. In the fiscal third quarter of 2018, MACOM delivered materials required, and received customer written acceptance. In the fiscal second quarter of 2019 we recorded this $7.0 million amount as GAAP revenue and excluded it from our non-GAAP adjusted revenue as this amount was previously included in our third fiscal quarter 2018 adjusted revenue.

Amortization Expense - is related to acquired intangible assets which are based upon valuation methodologies, and are generally amortized over the expected life of the intangible asset at the time of acquisition, which may result in amortization amounts that vary over time. The expense is not considered by management in making operating decisions, and the expense is non-cash.

Share-Based and Non-cash Compensation Expense - includes share-based compensation expense for awards that are equity and liability classified on our balance sheet. Share-based compensation expense is partially outside of our control due to factors such as stock price volatility and interest rates, which may be unrelated to our operating performance during the period in which the expense is incurred. It is an expense based upon valuation methodologies and assumptions that vary over time, and the amount of the expense can vary significantly between companies due to factors that can be outside of their control. Share-based and non-cash compensation expense amounts are not considered by management in making operating decisions.

Impairment Charges - includes expenses associated with the impairment of property and equipment and intangible assets as a result of our decision in the third fiscal quarter 2019 to cease design and development of optical modules and subsystems for Data Center applications as well as close certain product development facilities (the "2019 Restructuring"). Additionally, on April 15, 2018, Zhongxing Telecommunications Equipment Corporation, of Shenzhen, China, and certain affiliated entities (collectively "ZTE") were added to the U.S. Department of Commerce's Bureau of Industry and Security's List of Denied Persons. Fiscal year 2018 and the 2019 fiscal first quarter include amounts associated with the impairment of property and equipment, inventory and other assets associated with ZTE which were not expected to have any future value. We believe these amounts are one-time in nature and are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Restructuring Charges - includes amounts primarily associated with approved plans to reduce staffing and manufacturing, research and development or administrative footprints, including amounts associated with the 2019 Restructuring and other restructuring plans. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Warrant Liability Expenses/Gains - are associated with mark-to-market fair value adjustments which are largely based on the value of our common stock, which may vary from period to period due to factors such as stock price volatility. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Non-Cash Interest, Net - includes amounts associated with the amortization of certain fees associated with the establishment or amendment of our credit agreement and term loans that are being amortized over the life of the agreement. We believe these amounts are non-cash in nature and not correlated to future business operations and including such charges does not reflect our ongoing operations.

Litigation Costs - includes gains, losses and expenses related to the resolution of other-than-ordinary-course threatened and actually filed lawsuits and other-than-ordinary-course contractual disputes and legal matters. We exclude these gains and losses because they are not considered by management in making operating decisions. We believe such gains, losses and expenses do not necessarily reflect the performance of our ongoing operations for the period in which such charges are recognized and the amount of such gains or losses and expenses can vary significantly between companies and make comparisons less reliable.

Acquisition, Integration and Restructuring Related Costs - includes such items as professional fees incurred in connection with pre-acquisition and integration specific activities, post-acquisition employee retention amounts, contingent consideration adjustments, severance and other amounts accrued or paid to terminated employees of acquired businesses, costs including salaries incurred which are not expected to have a continuing contribution to operations or are expected to have a diminishing contribution during the integration or restructuring period and the amortization of the fair market step-up value of acquired inventory and fixed assets. Also included are severance costs associated with the termination of executive officers. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Production and Product Line Exits - includes costs associated with our decision to exit certain production facilities and product lines. The costs are primarily inventory reserves associated with products that are considered excess and may not be internally consumed due to the production process change, have potential reliability issues that will not be resolved due to our decision to exit production and or may not be sold to customers. In addition, there are certain other costs incurred associated with the production process that is being exited that are not expected to occur in the future. We believe the exclusion of these items is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Discontinued Operations - includes the profit and loss amounts of discontinued operations. We believe excluding gains and losses associated with historically divested businesses from our net income provides management with a comparable basis to our current ongoing operating activities.

Equity Investment and Sale of Business Gains and Losses - primarily includes losses associated with a non-marketable equity investment we have in a private business, as well as a $34 million loss associated with the sale and transfer of certain assets associated with our Japan-based long-range optical subassembly business (the "LR4 Business") during the fiscal third quarter of 2018. The investment losses are non-cash in nature, and we believe the sale of our LR4 Business is not correlated to future business operations and including such amounts does not reflect our ongoing operations.

Tax Effect of Non-GAAP Adjustments - adjustments to arrive at an estimate of our adjusted non-GAAP income tax rate associated with our adjusted non-GAAP income over a period of time. We determine our adjusted non-GAAP income tax rate by using applicable rates in taxing jurisdictions and assessing certain factors including our historical and forecast earnings by jurisdiction, discrete items, cash taxes paid in relation to our adjusted non-GAAP net income before income taxes and our ability to realize tax assets. We generally assess this adjusted non-GAAP income tax rate quarterly and have utilized 8% for our fiscal year 2018 and the first, second and third quarters of fiscal year 2019. Our historical effective income tax rate under GAAP has varied significantly from our adjusted non-GAAP income tax rate. Items that have historically resulted in significant difference between our effective income tax rate under GAAP and our adjusted non-GAAP income tax rate include changes in fair values of the common stock warrant liability, which are excluded from our adjusted net income and are neither deductible nor taxable for tax purposes, losses or gains associated with our equity method investment in a private business, income taxed in foreign jurisdictions at generally lower tax rates, intangible impairments, research and development tax credits and merger expenses, as well as the establishment of a valuation allowance against our U.S. deferred tax assets during our fiscal year 2017. We believe it is beneficial for our management to review our adjusted non-GAAP income tax rate on a consistent basis over periods of time.  Items such as those noted above may have a significant impact on our GAAP income tax expense and associated effective tax rate over time. Our adjusted non-GAAP income tax rate is an estimate, and may differ from our effective income tax rate determined under GAAP.

Adjusted EBITDA - is a calculation that adds depreciation expense to our adjusted income from operations. Adjusted EBITDA is a measure that management reviews and utilizes for operational analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analysis purposes.

Free Cash Flow - is a calculation that starts with cash flow from operating activities, reduces this amount by our capital expenditures in the applicable period. Free Cash Flow is a measure that management reviews and utilizes for cash flow analysis purposes. We believe competitors and others in the financial industry utilize this non-GAAP measure for analyzing a company's cash flow.

* * *
Company Contact:
MACOM Technology Solutions Holdings, Inc.
Stephen Ferranti
Vice President of Investor Relations
P: 978-656-2977
E: stephen.ferranti@macom.com

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	June 28, 2019	March 29, 2019	June 29, 2018	June 28, 2019	June 29, 2018

Revenue	$108,306	$128,465	$137,872	$387,460	$419,210
Cost of revenue	74,478	71,135	89,703	219,678	244,486
Gross profit	33,828	57,330	48,169	167,782	174,724
Operating expenses:
Research and development	42,708	42,361	48,240	128,593	131,487
Selling, general and administrative	41,920	41,998	42,471	126,437	119,393
Impairment charges	264,086	—	—	264,086	6,575
Restructuring charges	8,887	3,182	102	17,047	6,302
Total operating expenses	357,601	87,541	90,813	536,163	263,757
Loss from operations	(323,773)	(30,211)	(42,644)	(368,381)	(89,033)
Other (expense) income:
Warrant liability gain (expense)	1,927	(1,607)	(6,728)	5,788	24,895
Interest expense, net	(8,967)	(9,402)	(8,039)	(27,142)	(23,249)
Other expense, net	4,777	(4,440)	(37,281)	(4,233)	(41,413)
Total other expense	(2,263)	(15,449)	(52,048)	(25,587)	(39,767)

Loss before income taxes	(326,036)	(45,660)	(94,692)	(393,968)	(128,800)
Income tax (benefit) expense	(1,322)	544	(9,482)	346	(11,153)
Loss from continuing operations	(324,714)	(46,204)	(85,210)	(394,314)	(117,647)
Loss from discontinued operations	—	—	(220)	—	(5,837)
Net loss	$(324,714)	$(46,204)	$(85,430)	$(394,314)	$(123,484)

Net loss per share:
Basic:
Loss from continuing operations	$(4.93)	$(0.71)	$(1.31)	$(6.01)	$(1.82)
Loss from discontinued operations	—	—	—	—	(0.09)
Loss per share - basic	$(4.93)	$(0.71)	$(1.32)	$(6.01)	$(1.91)

Diluted:
Loss from continuing operations	$(4.95)	$(0.71)	$(1.31)	$(6.09)	$(2.19)
Loss from discontinued operations	—	—	—	—	(0.09)
Loss per share - diluted	$(4.95)	$(0.71)	$(1.32)	$(6.09)	$(2.28)

Shares - Basic	65,858	65,531	64,920	65,555.397	64,598
Shares - Diluted	65,945	65,531	64,920	65,722	65,198

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	June 28, 2019	September 28, 2018

ASSETS
Current assets:
Cash and cash equivalents	$85,265	$94,676
Short term investments	100,520	98,221
Accounts receivable, net	68,084	97,375
Inventories	110,546	122,837
Income tax receivable	16,778	17,601
Assets held for sale, current	5,050	4,840
Prepaids and other current assets	26,846	23,311
Total current assets	413,089	458,861
Property and equipment, net	139,380	149,923
Goodwill and intangible assets, net	508,445	826,861
Deferred income taxes	2,303	2,272
Other investments	27,157	31,094
Other long-term assets	13,953	13,484
TOTAL ASSETS	$1,104,327	$1,482,495

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of lease payable	$1,219	$467
Current portion of long-term debt	6,885	6,885
Accounts payable	38,849	41,951
Accrued liabilities	45,303	49,945
Deferred revenue	2,355	7,757
Total current liabilities	94,611	107,005
Lease payable, less current portion	28,848	29,023
Long-term debt obligations, less current portion	656,046	658,372
Common stock warrant liability	7,341	13,129
Deferred income taxes	455	389
Other long-term liabilities	18,031	5,902
Total liabilities	805,332	813,820
Stockholders' equity	298,995	668,675
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,104,327	$1,482,495

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	Nine Months Ended
	June 28, 2019	June 29, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(394,314)	$(123,484)
Depreciation and amortization	84,612	83,695
Share based compensation	20,163	24,095
Warrant liability gain	(5,788)	(24,895)
Acquired inventory step-up amortization	—	224
Loss on disposition of business	—	34,046
Deferred income taxes	59	(8,502)
Loss on minority equity investment	3,937	7,241
Restructuring and impairment related charges	272,873	9,143
Other adjustments to reconcile loss to net operating cash	3,441	(1,758)
Inventories	12,298	(1,617)
Accounts receivable	29,291	34,769
Change in other operating assets and liabilities	1,705	(21,741)
Net cash provided by operating activities	28,277	11,216
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	(375)	—
Sales, purchases and maturities of investments	(780)	(13,941)
Purchases of other investments	—	(5,000)
Proceeds associated with discontinued operations	—	(263)
Sale of businesses and assets	—	5,000
Purchases of property and equipment	(31,905)	(39,443)
Net cash used in investing activities	(33,060)	(53,647)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of financing costs	—	(505)
Proceeds from corporate facility financing obligation	—	4,000
Payments of notes payable and assumed debt	(5,972)	(5,734)
Proceeds from stock option exercises and employee stock purchases	5,631	6,944
Repurchase of common stock	(3,872)	(6,673)
Other adjustments	(579)	(478)
Net cash used in financing activities	(4,792)	(2,446)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	164	41
NET CHANGE IN CASH AND CASH EQUIVALENTS	(9,411)	(44,836)
CASH AND CASH EQUIVALENTS — Beginning of period	94,676	130,104
CASH AND CASH EQUIVALENTS — End of period	$85,265	$85,268

MACOM TECHNOLOGY SOLUTIONS HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(unaudited and in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	June 28, 2019	March 29, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	Amount	Amount	Amount	Amount	Amount
Revenue - GAAP	$108,306	$128,465	$137,872	$387,460	$419,210
Deferred revenue	—	(7,000)	7,000	—	7,000
Adjusted revenue (Non-GAAP)	$108,306	$121,465	$144,872	$387,460	$426,210

	Three Months Ended						Nine Months Ended
	June 28, 2019		March 29, 2019		June 29, 2018		June 28, 2019		June 29, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Gross profit - GAAP	$33,828	31.2	$57,330	44.6	$48,169	34.9	$167,782	43.3	$174,724	41.7
Amortization expense	8,149	7.5	7,872	6.5	8,593	5.9	24,074	6.2	24,913	5.8
Share-based and non-cash compensation	662	0.6	942	0.8	1,059	0.7	2,137	0.6	2,938	0.7
Impairment related charges	—	—	—	—	—	—	(991)	(0.3)	2,568	0.6
Acquisition, integration and restructuring related costs	—	—	—	—	93	0.1	547	0.1	790	0.2
Production and product line exits	—	—	—	—	16,165	11.2		—	16,165	3.8
Deferred revenue	—	—	(7,000)	(5.8)	7,000	4.8	(7,000)	(1.8)	7,000	1.6
Adjusted gross profit (Non-GAAP)	$42,639	39.4	$59,144	48.7	$81,079	56.0	$186,549	48.1	$229,098	53.8

	Three Months Ended						Nine Months Ended
	June 28, 2019		March 29, 2019		June 29, 2018		June 28, 2019		June 29, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Operating expenses - GAAP	$357,601	330.2	$87,541	68.1	$90,813	65.9	$536,163	138.4	$263,757	62.9
Amortization expense	(13,713)	(12.7)	(11,883)	(9.8)	(13,083)	(9.0)	(38,115)	(9.8)	(35,828)	(8.4)
Share-based and non-cash compensation	(2,383)	(2.2)	(8,279)	(6.8)	(8,657)	(6.0)	(19,191)	(5.0)	(20,630)	(4.8)
Impairment and restructuring charges	(272,973)	(252.0)	(3,182)	(2.6)	(102)	(0.1)	(281,133)	(72.6)	(12,877)	(3.0)
Litigation costs	—	—	(16)	—	(997)	(0.7)	(167)	—	(2,525)	(0.6)
Acquisition, integration and restructuring related costs	(3,612)	(3.3)	(848)	(0.7)	(1,763)	(1.2)	(6,433)	(1.7)	(6,831)	(1.6)
Production and product line exits	—	—	—	—	(1,589)	(1.1)	—	—	(1,589)	(0.4)
Adjusted operating expenses (Non-GAAP)	$64,920	59.9	$63,333	52.1	$64,622	44.6	$191,124	49.3	$183,477	43.0

	Three Months Ended						Nine Months Ended
	June 28, 2019		March 29, 2019		June 29, 2018		June 28, 2019		June 29, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Loss from operations - GAAP	$(323,773)	(298.9)	$(30,211)	(23.5)	$(42,644)	(30.9)	$(368,381)	(95.1)	$(89,033)	(21.2)
Amortization expense	21,862	20.2	19,756	16.3	21,676	15.0	62,189	16.1	60,741	14.3
Share-based and non-cash compensation	3,045	2.8	9,190	7.6	9,716	6.7	21,298	5.5	23,567	5.5
Impairment and restructuring charges	272,973	252.0	3,182	2.6	102	0.1	280,142	72.3	15,444	3.6
Litigation costs	—	—	16	—	997	0.7	167	—	2,525	0.6
Acquisition, integration and restructuring related costs	3,612	3.3	879	0.7	1,856	1.3	7,011	1.8	7,621	1.8
Production and product line exits	—	—	—	—	17,753	12.3	—	—	17,753	4.2
Deferred revenue	—	—	(7,000)	(5.8)	7,000	4.8	(7,000)	(1.8)	7,000	1.6
Adjusted (loss) income from operations (Non-GAAP)	$(22,281)	(20.6)	$(4,188)	(3.4)	$16,456	11.4	$(4,574)	(1.2)	$45,618	10.7

Depreciation expense	7,272	6.7	7,539	6.2	7,597	5.2	22,423	5.8	22,685	5.3
Adjusted EBITDA (Non-GAAP)	$(15,009)	(13.9)	$3,351	2.8	$24,053	16.6	$17,849	4.6	$68,303	16.0

	Three Months Ended						Nine Months Ended
	June 28, 2019		March 29, 2019		June 29, 2018		June 28, 2019		June 29, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Net loss - GAAP	$(324,714)	(299.8)	$(46,204)	(36.0)	$(85,430)	(62.0)	$(394,314)	(101.8)	$(123,484)	(29.5)
Amortization expense	21,862	20.2	19,756	16.3	21,676	15.0	62,189	16.1	60,741	14.3
Share-based and non-cash compensation	3,075	2.8	9,190	7.6	9,716	6.7	21,328	5.5	23,567	5.5
Impairment and restructuring charges	272,973	252.0	3,182	2.6	102	0.1	280,142	72.3	15,444	3.6
Warrant liability (gain) expense	(1,927)	(1.8)	1,607	1.3	6,728	4.6	(5,788)	(1.5)	(24,895)	(5.8)
Non-cash interest, net	1,015	0.9	1,015	0.8	1,036	0.7	3,046	0.8	3,572	0.8
Litigation costs	—	—	16	—	997	0.7	167	—	2,525	0.6
Acquisition, integration and restructuring related costs	3,582	3.3	879	0.7	1,856	1.3	6,980	1.8	7,621	1.8
Production and product line exits	—	—	—	—	17,753	12.3	—	—	17,753	4.2
Discontinued operations	—	—	—	—	220	0.2	—	—	5,837	1.4
Equity investment and sale of business (gains) losses	(4,705)	(4.3)	4,415	3.6	37,202	25.7	4,155	1.1	41,287	9.7
Deferred revenue	—	—	(7,000)	(5.8)	7,000	4.8	(7,000)	(1.8)	7,000	1.6
Tax effect of non-GAAP adjustments	1,091	1.0	1,552	1.3	(10,232)	(7.1)	2,646	0.7	(13,218)	(3.1)
Adjusted net (loss) income (Non-GAAP)	$(27,748)	(25.6)	$(11,592)	(9.5)	$8,624	6.0	$(26,449)	(6.8)	$23,750	5.6

	Three Months Ended						Nine Months Ended
	June 28, 2019		March 29, 2019		June 29, 2018		June 28, 2019		June 29, 2018
	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share	Net Income (Loss)	Income (loss) per diluted share
Net loss - GAAP	$(324,714)		$(46,204)		$(85,430)		$(394,314)		$(123,484)
Warrant liability gain	(1,927)		—		—		(5,788)		(24,895)
Net loss - diluted	$(326,641)	$(4.95)	$(46,204)	$(0.71)	$(85,430)	$(1.32)	$(400,102)	$(6.09)	$(148,379)	$(2.28)

Adjusted net (loss) income (Non-GAAP)	$(27,748)	$(0.42)	$(11,592)	$(0.18)	$8,624	$0.13	$(26,449)	$(0.40)	$23,750	$0.36

	Three Months Ended			Nine Months Ended
	June 28, 2019	March 29, 2019	June 29, 2018	June 28, 2019	June 29, 2018
	Shares	Shares	Shares	Shares	Shares
Diluted shares - GAAP	65,945	65,531	64,920	65,722	65,198
Incremental shares	80	425	725	130	423
Adjusted diluted shares (Non-GAAP)	66,025	65,956	65,645	65,852	65,621

	Three Months Ended						Nine Months Ended
	June 28, 2019		March 29, 2019		June 29, 2018		June 28, 2019		June 29, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Interest expense, net - GAAP	$8,967	8.3	$9,402	7.3	$8,039	5.8	$27,142	7.0	$23,249	5.5
Non-cash interest expense	(1,015)	(0.9)	(1,016)	(0.8)	(1,036)	(0.7)	(3,046)	(0.8)	(3,573)	(0.8)
Adjusted Interest Expense (Non-GAAP)	$7,952	7.3	$8,386	6.9	$7,003	4.8	$24,096	6.2	$19,676	4.6

	Three Months Ended						Nine Months Ended
	June 28, 2019		March 29, 2019		June 29, 2018		June 28, 2019		June 29, 2018
	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue	Amount	% Revenue
Cash flow from operations	$1,439	1.3	$23,929	18.6	$59	—	$28,277	7.3	$11,216	2.7
Capital expenditures	(9,305)	(8.6)	(11,079)	(9.1)	(12,863)	(8.9)	(31,905)	(8.2)	(39,443)	(9.3)
Free cash flow (Non-GAAP)	$(7,866)	(7.3)	$12,850	10.6	$(12,804)	(8.8)	$(3,628)	(0.9)	$(28,227)	(6.6)
Free cash flow as a percentage of Adjusted net income	(28)%		111%		(148)%		(14)%		(119)%